Exhibit 99.1

For Immediate Release	Contact:	Robert E. Ostendorf, Jr.

President & CEO

(920) 725-7000
Neenah Enterprises, Inc. and Neenah Foundry Company Report 2009 Third Quarter Results
Neenah, WI — Thursday, August 13, 2009
Neenah Enterprises, Inc. and Neenah Foundry Company (collectively, the “Company”) today reported their results for the quarter ended June 30, 2009. This release is being provided to investors in lieu of a conference call. For additional information, please refer to the Company’s Quarterly Report on Form 10-Q filed today.
Net sales for the quarter ended June 30, 2009 were $72.4 million, which were $81.9 million or 53.1% lower than the quarter ended June 30, 2008. The decrease was primarily the result of a 53.4% decrease in volume, as measured in tons sold.
Cost of sales for the quarter ended June 30, 2009 were $72.4 million, a decrease of $60.3 million, or 45.4%, as compared to the quarter ended June 30, 2008. The decrease was the result of reduced production volumes and an approximate 46.3% decrease in raw material unit costs, principally in the price of steel scrap, compared to the quarter ended June 30, 2008, partially offset by $3.4 million of costs related to the previously announced closures of the Company’s facilities in Kendallville, Indiana and El Monte, California. Cost of sales as a percentage of net sales increased to 100.0% for the quarter ended June 30, 2009 from 86.0% for the quarter ended June 30, 2008.
Net loss for the third quarter of fiscal 2009 was $13.3 million, a decrease of $15.7 million compared to net income of $2.4 million for the third quarter of fiscal 2008. Net loss includes restructuring costs and asset writedowns of $5.1 million in the aggregate associated with the previously announced closures of the Company’s facilities in Kendallville, Indiana and El Monte, California.
About Neenah Enterprises, Inc. and Neenah Foundry Company
Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products. Additional information about Neenah is available on the Company’s web site at www.nfco.com.

Forward-Looking Statements
This press release may be viewed to contain forward-looking statements. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward looking statements. Factors that could cause our results to differ materially from current expectations include those referenced in the Company’s Form 10-K for the year ended September 30, 2008 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect the Company’s opinions only as of the date of this press release. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements after the date of this press release.
Contacts:
Neenah Foundry Company
Robert Ostendorf
920-725-7000